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Exhibit 10.4

Loan Equipment Agreement between NPS Ltd.
And Accu-Tech Systems, dated November 16, 1999

Loan Equipment Agreement

Customer:	NPS LTD	Fax No.:	0181-947 9545
Contact:	PETER DRYSDALE	Position:	Director
Equipment Requested: Sens 2000		Equipment Return Date:

        In response to your request to loan the above equipment for the purpose of demonstration or evaluation, we require your signed acknowledgment of the conditions below prior to arranging shipment of the equipment to you.

        1.    The equipment is shipped to you free of charge for the purpose of demonstration or evaluation. The goods must not be re-sold without receiving prior written consent from Accu-Tech Systems.

        2.    The cost of shipping the goods to you will be borne by Accu-Tech Systems. Return shipping charges for the equipment must be payable by you, and should be made by a carrier which provides a means of proof of delivery to avoid any disputes.

        3.    Responsibility for insuring the equipment remains with you, until such time as the goods are received back by Accu-Tech Systems.

        4.    The equipment must be returned after the loan period has expired. If the equipment is not returned within the time period agreed, an invoice will be issued for the current value of the goods contained within our price list.

        5.    The goods must be returned in their original packaging with any accessories, manuals etc. that were originally supplied with the equipment.

        6.    Any damage to, or loss of the equipment will be charged for at our current rates.

        We look forward to receiving your completed form, whereupon we will arrange shipment of the equipment to you as soon as possible.

        We hereby agree to the above loan conditions:

Name:	/s/ Authorised Signatory	Position:	Director
Order Number:		Date:	16-11-99

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Exhibit 10.4 Loan Equipment Agreement between NPS Ltd. And Accu-Tech Systems, dated November 16, 1999